Exhibit 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including additional amendments thereto) with respect to the ordinary shares, NIS 0.20 par value and American Depositary Shares, each representing one (1) Ordinary Share, par value NIS 0.20 per share, of Evogene Ltd., a company organized under the laws of Israel. This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

July 10, 2026	L.I.A. Pure Capital Ltd.

	By:	/s/ Kfir Silberman
		Name:	Kfir Silberman
		Title:	Chairman and Chief Executive Officer

/s/ Kfir Silberman
Kfir Silberman

Invest Pro Shukai Hon Ltd.

By:	/s/ Eli Zamir
	Name:	Eli Zamir
	Title:	Director

/s/ Ron Yair Peled
Ron Yair Peled

SCHEDULE A

Transactions in Securities of the Issuer Since the Filing of the Schedule 13D

Evogene Ltd.

Reporting Person	Nature of the Transaction	Securities Purchased/ (Sold)	Price Per Security (US$)	Date of Purchase/ Sale
L.I.A. Pure Capital Ltd.	Acquisition of a sufficient number of Ordinary Shares to enable the Reporting Persons to requisition a shareholders’ meeting for the purpose of proposing changes to the composition of the Company’s Board of Directors.	1,470,000	0.49	07/10/2026
Invest Pro Shukai Hon Ltd.	Acquisition of a sufficient number of Ordinary Shares to enable the Reporting Persons to requisition a shareholders’ meeting for the purpose of proposing changes to the composition of the Company’s Board of Directors.	500,000	0.49	07/10/2026